Exhibit 1.28

Industry Canada Industrie Canada

Certificate of Amalgamation

Canada Business Corporations Act

Certificat de fusion

Loi canadienne sur les sociétés par actions

8480869 CANADA INC.

Corporate name / Dénomination sociale

952692-7

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the *Canada Business Corporations Act*, of the corporations set out in the attached articles of amalgamation.

JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la *Loi canadienne sur les sociétés par actions*, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Virginie Ethier

Virginie Ethier

Director / Directeur

2016-01-07

Date of Amalgamation (YYYY-MM-DD)
Date de fusion (AAAA-MM-JJ)

Canada

Industry Canada / Industrie Canada

Canada Business Corporations Act (CBCA)
FORM 9
ARTICLES OF AMALGAMATION
(Section 185)

1 - Corporate name of the amalgamated corporation

8480869 CANADA INC.

2 - The province or territory in Canada where the registered office is situated *(do not indicate the full address)*

Québec

3 - The classes and any maximum number of shares that the corporation is authorized to issue

The annexed Schedule 1 forms an integral part hereof.

4 - Restrictions, if any, on share transfers

The annexed Schedule 2 forms an integral part hereof.

5 - Minimum and maximum number of directors *(for a fixed number of directors, please indicate the same number in both boxes)*

Minimum number: 1 Maximum number: 10

6 - Restrictions, if any, on the business the corporation may carry on

The Corporation is not restricted by these articles of incorporation from carrying on any business or businesses.

7 - Other provisions, if any

The annexed Schedule 3 forms an integral part hereof.

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:

✓	183 - Long form : approved by special resolution of shareholders		184(1) - Vertical short-form : approved by resolution of directors		184(2) - Horizontal short-form : approved by resolution of directors

9 - Declaration

I hereby certify that I am a director or an authorized officer of the following corporation:

Name of the amalgamating corporations	Corporation number	Signature
8480869 CANADA INC.	8480869	B.D. [signature]
9526153 Canada Inc.	952615-3	P.T. [signature]

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

9526927

IC 3190E (2013/07) Page 1 of 2

Canada

SCHEDULE 1

The Corporation is authorized to issue (i) an unlimited number of each of the following classes of shares without par value: Class A shares (the “Class A Shares”), Class B shares (the “Class B Shares”), Class C shares (the “Class C Shares”) and Class D shares (the “Class D Shares”). The rights and restrictions attaching to the Class A Shares, the Class B Shares, the Class C Shares and the Class D Shares are as follows:

1.	VOTING RIGHTS

1.1.	Voting Shares. The holders of Class A Shares, Class B Shares and Class C Shares (collectively, the “Voting Shares”) shall be entitled to receive notice of, attend and vote at, on the basis of one vote per share, all meetings of shareholders, with the exception of meetings at which only holders of specified classes of shares are entitled to vote.

1.2.	Single Class. Subject to the provisions of the Canada Business Corporations Act (the “Act”), the holders of the Voting Shares shall vote together as a single class on all matters submitted to a vote that requires the consent of shareholders.

1.3.	Class D Shares. The holders of Class D Shares shall not be entitled to receive notice of, to attend, or to vote at meetings of shareholders, except as specifically provided for in the Act.

2.	RIGHT TO DIVIDENDS

2.1.	The holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares (collectively, the “Shares”) shall be entitled to participate in the property, profits and surplus assets of the Corporation and, for that purpose, to receive dividends, as and when declared by the board of directors of the Corporation out of funds legally available therefor, on a pari passu basis. Any declaration or payment of dividends to the holders of Shares shall be made rateably, based on the number of Shares held by each of them.

2.2.	No dividends shall be declared or paid with respect to any of the Class A Shares, Class B Shares, Class C Shares or Class D Shares unless such dividends are also declared or paid in respect of each of the other classes of Shares on a pari passu basis as provided for in Section 2.1.

3.	DISTRIBUTION OF ASSETS

3.1.	Class C Preferred Amount. The holders of Class C Shares are entitled, in priority to any distribution of the property or assets of the Corporation to the holders of Class A Shares, Class B Shares and Class D Shares, to receive, upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the aggregate amount of $100 (the “Class C Preferred Amount”). The Class C Preferred Amount shall be distributed among the holders of Class C Shares rateably, based on the number of Class C Shares held by each of them.

3.2.	Class B Preferred Amount. Once the payment of the Class C Preferred Amount to the holders of Class C Shares is fully satisfied, the holders of Class B Shares are entitled, in priority to any distribution of the property or assets of the Corporation to the holders of Class A Shares, Class C Shares (except for the Class C Preferred Amount) and Class D Shares, to receive, upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the aggregate amount of $150 (the “Class B Preferred Amount”). The Class B Preferred Amount shall be distributed among the holders of Class B Shares rateably, based on the number of Class B Shares held by each of them.

3.3.	Remaining Property. Once the payments of the Class C Preferred Amount and of the Class B Preferred Amount to, respectively, the holders of Class C Shares and the holders of Class B Shares are fully satisfied, the remaining property of Corporation shall be distributed, upon liquidation or dissolution of the Corporation, rateably among the holders of Shares, based on the number of Shares held by each of them.

4.	CONVERSION

4.1.	Conversion upon a Qualified IPO or upon a Class A Majority Consent. Immediately prior to or contemporaneously with the closing of a Qualified IPO, all but not less than all of the Class B Shares, Class C Shares and Class D Shares (collectively, the “Convertible Shares”) will automatically be converted into such number of fully paid and non-assessable Class A Shares as is determined in accordance with Sections 4.4 and 4.5. In addition, upon the decision of a Class A Majority Consent to that effect, all but not less than all of the Convertible Shares will automatically be converted into the number of fully paid and non-assessable Class A Shares determined in accordance with Sections 4.4 and 4.5.

4.2.

Mechanics of Conversion. Upon the conversion of any Convertible Shares into Class A Shares under Section 4.1, all the then outstanding Convertible Shares shall be automatically converted into Class A Shares without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Convertible Shares being converted shall be given written notice of the occurrence of an event specified in Section 4.1 including the date such event occurred. Upon the occurrence of such automatic conversion, each holder must surrender the share certificate or certificates formerly representing that holder’s Convertible Shares at the principal office of the Corporation or the office of any transfer agent for the Class A Shares. Upon receipt by the Corporation of the share certificate or certificates, the Corporation will issue and deliver to such holder, promptly at the office and in the name shown on the surrendered share certificate or certificates, a share certificate or certificates for the number of Class A Shares into which the Convertible Shares are converted, together with cash in respect of (i) any fractional Class A Shares issuable upon such conversion as contemplated in Section 4.3, and, if applicable, and (ii) any declared but unpaid dividends thereon. The Corporation is not required to issue share certificates evidencing the Class A Shares issuable upon the automatic conversion of Convertible Shares until share certificates formerly evidencing the Convertible Shares are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or such transfer agent that such share certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Corporation from any loss incurred by the Corporation in connection with the loss, theft or destruction.

4.3.	Fractional Shares. No fractional Class A Shares shall be issued upon the conversion of Convertible Shares. All Class A Shares (including fractions) issuable upon conversion of more than one Convertible Share by its holder shall be aggregated for the purpose of determining whether the conversion results in the issuance of any fractional Class A Share. If such is the case, the Corporation shall, instead of issuing any fractional Class A Share, pay an amount in cash equal to the product of such fraction multiplied by the Class A Share’s fair market value on the date of conversion as determined in good faith by the board of directors of the Corporation.

4.4.	Conversion Calculation for Convertible Shares. Each Convertible Share is convertible, subject to the terms and conditions of these Articles, for the number of fully paid and non-assessable Class A Shares determined by the conversion ratio (the “Conversion Ratio”) applicable to it. Immediately after the issuance of a Convertible Share, its initial Conversion Ratio will be one, and will subsequently be adjusted as provided for herein (and otherwise to reflect any equitable adjustments required further to stock splits and similar capital reorganizations).

4.5.	Adjustment for Amalgamation or Reorganization. In case of any amalgamation, reorganization, capital reorganization, reclassification or recapitalization of the share capital of the Corporation, change of control or merger, arrangement or other transaction involving the Corporation and any other entity, each Convertible Share shall thereafter be convertible into (or shall be converted into a security which shall be convertible into or exchangeable for) the kind and amount of shares, or other securities, or property that its holder would have received as holder of Class A Shares if such Convertible Share had been converted immediately prior to such event. In such case, appropriate adjustments (as determined in good faith by the board of directors of the Corporation), including adjustments to the Conversion Ratio, as applicable, shall be made in the application of the provisions of this Section 4.5 with respect to the rights thereafter of the holders of Convertible Shares, in relation to any shares, securities or other property thereafter deliverable upon the conversion of the Convertible Shares. Notwithstanding the foregoing, in the event that adjustments contemplated in this Section 4.5 with respect to a class of the Voting Shares differ from adjustments proposed to be made with respect to other classes of Voting Shares, such adjustments shall, in addition to the prior approval of the board of directors of the Corporation, require the approval of a Special Majority (which Special Majority shall exclude the holders of the Class A Shares at the time the adjustment is being considered).

4.6.

Certificate of Adjustment. In each case of an adjustment to the Conversion Ratio for any Convertible Shares, or to the number of Class A Shares or other securities issuable upon the conversion of Convertible Shares, the Corporation, at its expense, shall compute such adjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment. Within five (5) days of the effective date of such adjustment the Corporation shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Shares at the holder’s address as shown in the Corporation’s books or deliver it in any other manner and at such other address as indicated to the Corporation in writing by such holder. The certificate shall also show in reasonable detail the facts and calculations upon which such adjustment is based.

4.7.	For the purposes hereof:

4.7.1.	“Class A Majority Consent” means a consent in writing executed by such number of shareholders of record of Class A Shares holding more than 50% of the issued and outstanding Class A Shares at any relevant time;

4.7.2.	“Qualified IPO” means an underwritten initial public offering or offerings of voting and participating Shares of the share capital of the Corporation (for the purposes of this Section, the “Common Shares”) (i) pursuant to a prospectus under the Securities Act (Quebec), as amended, or similar document filed under other applicable securities laws in Canada or the United States of America, covering the offer and sale to the public of the Common Shares, which are to be listed on a recognized stock exchange such as the Toronto Stock Exchange or the New York Stock Exchange or are quoted on the NASDAQ or any combination thereof, generating net proceeds to the Corporation of at least $70 million, with a pre-money valuation of the Corporation of at least $350 million, or (ii) approved by a Special Majority.

5.	OTHER PROVISIONS

5.1.	Separate Class Votes. Holders of Shares of any class shall not be entitled to vote separately as a class, and to exercise dissent rights under section 190 of the Act, upon a proposal to amend the articles (whether by articles of amendment or articles of amalgamation) of the Corporation to: (i) increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the Shares of such class, (ii) create a new class or series of Shares equal or superior to the Shares of such class, and (iii) effect an exchange, reclassification or cancellation of the Shares of such class, unless the Voting Shares are not treated proportionally and in the same manner pursuant to such exchange, reclassification or cancellation.

5.2.	Restrictions on Subdivision and Consolidation. Neither the Class A Shares, the Class B Shares, the Class C Shares nor the Class D Shares shall be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, all other classes of Shares are subdivided, consolidated, reclassified or otherwise changed (each, a “Change”) in the same proportion and in the same manner, except to the extent that the Class D Shares may remain non-voting following any such Change, (b) the Class B Preferred Amount and the Class C Preferred Amount may be maintained following such Change.

SCHEDULE 2

SHARE TRANSFERS

All transfers of shares of the Corporation shall require the approval of the Board of Directors of the Corporation expressed by resolution.

SCHEDULE 3

TRANSFER OF SECURITIES

All transfers of securities of the Corporation (other than non-convertible debt securities) shall require the approval of the Board of Directors of the Corporation.

LIEN

The Corporation shall have a lien on all securities registered in the name of a security holder or such security holder’s representative for a debt of that security holder to the Corporation.

FINANCING

Without in any way limiting the powers conferred upon the Corporation or its directors by any of the provisions of the Canada Business Corporations Act, but subject to the provisions thereof, the directors of the Corporation may, without authorization of the shareholders, and to any Unanimous Shareholders Agreement, as the case may be, cause the Corporation to:

(a)	hypothecate or otherwise create a security interest in any property, moveable or immoveable, present or future, which the Corporation may presently own or subsequently acquire, for the purpose of securing any bonds, debentures or securities which the Corporation is by law entitled to issue or for the purpose of securing the performance of any obligations of the Corporation;

(b)	borrow money, without limitation or restriction, upon the credit of the Corporation;

(c)	issue, re-issue, sell or hypothecate debt obligations of the Corporation; or

(d)	guarantee the performance of any obligation of any person.

4.	APPOINTMENT OF DIRECTORS

The directors may appoint one or more additional directors, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders. The total number of director so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.